Exhibit 99.1

[Logo of Captaris]	[Logo of Sound Advantage]

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACTS:	EDITORIAL CONTACTS:
Stacie Byars Investor Relations Director (425) 638-4048 StacieByars@Captaris.com	Stacey Branom Public Relations Manager (425) 638-4041 StaceyBranom@Captaris.com

Denny Michael Vice President of Marketing Sound Advantage (949) 699-2300 Dmichael@SoundAdvantage.com

Captaris Sells CallXpress Voice Mail and Unified Messaging

Product Line to Sound Advantage

Captaris continues to focus on business information delivery solutions for data and documents

BELLEVUE, Wash. — September 29, 2003 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of business information delivery solutions, today announced the sale of its CallXpress product line, which primarily includes the company’s voice and unified messaging assets to Sound Advantage, a leading developer of next generation communications applications. Sound Advantage plans to incorporate its existing conversational speech-recognition technology into CallXpress. The combined product offering is designed to offer superior voice mail, unified messaging and speech technology to existing and new customers.

Under terms of the agreement, Sound Advantage acquired the CallXpress product line for $2.5 million in cash and will pay up to an additional $1.0 million per year over a three year period beginning January 1, 2004 pursuant to an earn out arrangement, which is based on achievement of specified revenue targets for the CallXpress business. In addition, Captaris was issued a 10 percent equity stake in Applied Voice and Speech Technologies, Inc. (AVST), a newly formed company established by Sound Advantage to acquire and operate the combined CallXpress and Sound Advantage businesses. RightFax will continue to be a part of AVST’s Unified Messaging offering, based on an ongoing OEM agreement. A total of 90 employees will be impacted by the CallXpress divestiture, with approximately half of the employees going to AVST and the other half leaving the business.

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“We are thrilled to be the new owner of CallXpress, a recognized leading independent supplier of voice mail and unified messaging solutions worldwide,” stated Hardy Myers, president of Sound Advantage and AVST. “We strongly believe in the future of CallXpress as a significant addition to and integration with our line of software products. This gives us the opportunity to provide both existing and new customers with the best technology solutions for next-generation communication, messaging and content.”

“We have reached two of our main objectives with the sale of the CallXpress business: first, to provide a greater return for our shareholders by strengthening our position as a leading business information delivery provider for documents and data, and second, to secure the right buyer and strategic fit for the CallXpress product line,” said David P. Anastasi, president and chief executive officer of Captaris. “We believe Sound Advantage offers opportunity for growth benefiting our CallXpress customers, partners and talented employees.”

About Captaris, Inc.

Captaris is a leading provider of business information delivery solutions that integrate and automate the flow of messages, data and documents. Captaris produces a suite of proven products and services, in partnership with leading enterprise software companies, delivered through a global distribution network. Captaris has nearly 100,000 systems installed worldwide, with more than 90 of the Fortune 100 using the company’s award-winning products and services to reduce costs and increase the performance of critical business information investments.

Captaris is headquartered in Bellevue, WA, and has main offices in Tucson, AZ, Portland, OR, and the European headquarters in Nieuwegein, The Netherlands. In addition, Captaris has sales and support offices in Switzerland, the United Kingdom, Germany, Hong Kong, Australia, and Dubai. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

About Sound Advantage

Established in 1997, Sound Advantage is a leading developer of speech-enabled communications solutions for the small to medium enterprise market. The company’s applications facilitate call completion and provide speech-enabled features and functionality to meet the emerging mobility requirements of today’s workforce. For more information call 949-699-2300 or access the company’s Web site at www.soundadvantage.com.

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the potential benefits of selling the CallXpress product line and Captaris ability to provide return to shareholders. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the inability of Captaris to realize the benefits of the sale of the CallXpress business, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the amount and timing of payments, if any, received under the Captaris OEM arrangement with Cisco Systems, Inc., the potential failure to maintain and expand the Captaris network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in the most recent Captaris quarterly report on Form 10- Q and annual report on 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Captaris products RightFax, and Infinite are trademarks of Captaris. CallXpress is a trademark of AVST. All other company, brand and product names are the property and/or trademarks of their respective companies.

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